EXHIBIT 99.1

NEWS

For immediate release

Contact:	Rick Poulton
Vice President and Chief Financial Officer
(630) 227-2075
E-mail: rick.poulton@aarcorp.com
Web address: www.aarcorp.com

AAR SIGNIFICANTLY INCREASES SIZE OF REVOLVING CREDIT FACILITY

WOOD DALE, ILLINOIS (October 13, 2011) — AAR CORP. (NYSE: AIR) announced today that it has amended its senior, unsecured credit agreement. The amendment increases the initial limit under the facility from $400 million to $580 million, and can be increased to $680 million under certain circumstances.  All pricing terms under the agreement were left unchanged and certain covenants under the facility were modified to provide the Company greater flexibility.

“The amended agreement positions the Company to invest and further capitalize on growth opportunities in the markets we serve,” said Rick Poulton, Vice President and Chief Financial Officer for AAR CORP. “We are very pleased that our bank team has stepped up with such a strong vote of confidence in the Company through this up-sizing and has provided us with significant financial flexibility over the remaining four-and-a-half year term of the agreement.”

AAR is a leading provider of products and value-added services to the worldwide aerospace and government and defense industries.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve customers through four operating segments: Aviation Supply Chain; Government and Defense Services; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

Named One of the Most Trustworthy Companies by Forbes.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2011 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission